No. 00209

SHARES

GRIT INTERNATIONAL INC.

(Incorporated under the laws of the State of Nevada, U.S.A.)

THIS IS TO CERTIFY THAT

CUSIP 398683 10 2

ISIN US3986831028

is the registered holder of

fully paid up and non-assessable common shares with a par value of $0.001 per share of

GRIT INTERNATIONAL INC.

transferable only on the books of the Corporation by such registered holder or by attorney duly authorized upon surrender of this certificate properly endorsed.

This certificate shall not become valid until countersigned and registered by a Transfer Agent and Registrar of the Corporation.

IN WITNESS WHEREOF the said Corporation has caused this certificate to be signed by its duly authorized officer.

Dated:

Countersigned and Registered
HERITAGE TRUST COMPANY, Charlottetown, P.E.I., Canada
Transfer Agent and Registrar

By ______________________ Authorized Officer

Chairman

Director

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE TRANSFERABLE BY HERITAGE TRUST COMPANY OF CHARLOTTETOWN, P.E.I., CANADA